EXHIBIT 99.1

ROYAL BODYCARE

2301 Crown Court - Irving, Texas 75038

Press Release For Further Information:

For Immediate Release Steve Brown, CFO

Tel: 972-893-4000

steveb@royalbodycare.com

www.royalbodycare.com

Royal BodyCare Reports Higher Earnings

Irving, Texas (August 4, 2005) - Royal BodyCare, Inc. (ROBE OTC:BB) (the "Company" or "RBC") reported sales of $5,358,000 in the quarter ended June 30, 2005, a 14% increase over sales of $4,716,000 in the same period of the previous year. Net earnings were $380,000 in the quarter ended June 30, 2005 or $.02 per share, an increase of 167% over the net earnings of $142,000 or $.01 per share in the same period of the previous year.

On June 30, 2005, the Company held finished products in the amount of $1,298,000 at its sales prices, ordered and paid in full by international customers, awaiting only their shipping instructions. In accordance with current accounting principles, neither the sales revenue nor any net earnings on these products were included in the results reported above. On June 30, 2005 the Company also held new orders in the amount of $2,189,000 at its sales prices, which were being manufactured. Clinton Howard, the Company's CEO, stated "Higher earnings resulted from the growth of our international and medical products businesses, controlling expenses, and modernizing our current product line."

In May, a licensee began sales of RBC products in Romania as contemplated in a previously announced agreement to expand distribution into Eastern Europe.

The Company signed a license agreement with a French company, Institute De Prevention Du Viellissement, granting it exclusive rights to sell Microhydrin® in France. Sales began after a laboratory in Paris confirmed that Microhydrin was a potent nutritional antioxidant. Microhydrin is RBC's largest selling product.

Microhydrin is manufactured by the Company's proprietary process bonding silica and other minerals to form geometric nanoscale structures, known as clathrates. They range in shape from pyramidal, cubical, or hexagonal to spherical, and in approximate sizes from 3 nanometers to 100 nanometers. They can enclose or adsorb nutrients. Under specific conditions they combine like bunches of grapes to form nanoclusters which are then treated electronically with negative charges that remain stable in a dry state as Microhydrin powder. When ingested, Microhydrin begins to release its electrons and continues this antioxidant activity for hours in the gastrointestinal tract and while being absorbed into the blood stream. Microhydrin has been shown, in independent in vitro studies, to scavenge even the most dangerous oxidized free radicals, protecting human cells from free radical damage which is known to induce the signs and symptoms of aging.

RBC formulates, manufactures, and markets proprietary nutritional supplements, including its line of NanoCeuticals™, sold by independent distributors in North America, and licensees in other countries, shipped from its Las Colinas headquarters in Irving, Texas, and from its branch office in Vancouver, BC, Canada.

MPM Medical, Inc., a wholly owned RBC subsidiary (MPM), develops and markets a line of research-based wound care and oncology care products sold over-the-counter, and by prescription, through wholesale distributors, pharmacies, hospitals, clinics, cancer centers and nursing homes, serviced by manufacturer's representatives and Company sales representatives. During the first half of this year, MPM acquired three new distributors in the U.S. The Company also signed an agreement granting exclusive marketing rights to a wholesale distributor to sell MPM products in Uruguay.

The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management; delays or problems in production; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the company's filings with the Securities and Exchange Commission.

Royal BodyCare, Inc.
Summary Results of Operations

	Quarter Ended June 30,
	2005	2004

Net sales	$5,358,000	$4,716,000

Earnings before income taxes	$380,000	$142,000
Provision for income taxes	--	--

Net earnings	$380,000	$142,000

Earnings per share -- basic and diluted:
Earnings per share	$0.02	$0.01

Basic weighted average shares outstanding	20,056,294	19,989,627

Diluted weighted average shares outstanding	21,183,028	20,813,677

	Six Months Ended June 30,
	2005	2004

Net sales	$9,498,000	$8,957,000

Earnings before income taxes	$372,000	$222,000
Provision for income taxes	--	--

Net earnings (loss)	$372,000	$222,000

Earnings per share -- basic and diluted:
Earnings per share	$0.02	$0.01

Basic weighted average common shares outstanding	20,056,294	19,972,961

Diluted weighted average common shares outstanding	20,619,661	21,424,460

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